Exhibit 99.1

NORTHERN GENESIS ACQUISITION CORP. II
4801 MAIN STREET, SUITE 1000
KANSAS CITY, MISSOURI 64112

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NGAB2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61223-TBD — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NORTHERN GENESIS ACQUISITION CORP. II

The Board of Directors recommends you vote FOR the following proposals:

	For All Nominees	Withhold Vote for All Nominees	For All Nominees Except*
3. **The Director Election Proposal** — to consider and vote upon a proposal, assuming the Business Combination Proposal and the Charter Proposals are approved, to elect seven directors who, upon consummation of the Business Combination, will be the directors of Embark Technology **Nominees:** [TBD]	☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee, mark "For All Nominees Except" and write the number of the nominee(s) on the line below:

____

	For	Against	Abstain
1. **The Business Combination Proposal** — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 22, 2021 (the "Merger Agreement"), by and among NGA, NGAB Merger Sub Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of NGA and Embark Trucks Inc. ("Embark"), a Delaware corporation, a copy of which is attached to the proxy statement/ prospectus statement as Annex A.	☐	☐	☐
2. **Charter Proposals** — to consider and vote upon the following eight separate proposals to approve the proposed second amended and restated certificate of incorporation of NGA (as amended and restated, the "Embark Technology Charter") of NGA, which will be renamed "Embark Technology, Inc." in connection with the Business Combination:			
2a. to authorize the change in the authorized capital stock of NGA from 100,000,000 shares of common stock and 1,000,000 shares of preferred stock to [TBD] shares of Embark Technology Class A common stock, [TBD] shares of Embark Technology Class B common stock and [TBD] shares of Embark Technology preferred stock	☐	☐	☐
2b. to authorize the dual class capital structure and provide that holders of shares of Embark Technology Class A Common Stock will be entitled to one vote per share on all matters to be voted upon by the holders thereof, and holders of Embark Technology Class B Common Stock will be entitled to ten votes per share on all matters to be voted upon by the holders thereof	☐	☐	☐
2c. to provide that Embark Technology's board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term	☐	☐	☐
2d. to provide that (i) after the Trigger Date and until the Sunset Date, directors of Embark Technology may be removed, with or without cause, only upon the affirmative vote of a holders of at least a majority of the voting power of all of the Embark Technology Common Stock entitled to vote in an election of directors and (ii) during any other period, including prior to the Trigger Date and after the Sunset Date, directors may be removed only for cause and only by holders of at least a majority of the voting power of all of the Embark Technology Common Stock entitled to vote in an election of directors	☐	☐	☐
2e. to provide that (i) following the Trigger Date and until the Sunset Date, all vacancies on the board of directors, however created, may only be filled by the affirmative vote of holders of at least a majority of the voting power of the outstanding Embark Technology Common Stock entitled to vote in an election of directors and (ii) for any other period, including prior to the Trigger Date and after the Sunset Date, any director vacancy may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum	☐	☐	☐
2f. to provide that the amendment of certain provisions of the Embark Technology Charter will require (i) prior to the Trigger Date, the affirmative vote of holders of at least a majority of the total voting power of all outstanding shares of Embark Technology Common Stock with each class voting separately as a class and then (ii) on or after the Trigger Date, the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding Embark Technology Common Stock voting together as a single class	☐	☐	☐
2g. to provide that any amendment to the Embark Technology Bylaws will require (i) prior to the Trigger Date, the affirmative vote of holders of at least a majority of the total voting power of all outstanding shares of Embark Technology Common Stock with each class voting separately as a class, (ii) after the Trigger Date but prior to the Sunset Date, the affirmative vote of holders of at least a majority of the total voting power of the outstanding Embark Technology Common Stock entitled to vote on the election of directors voting together as a single class and (iii) after the Sunset Date, the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding Embark Technology Common Stock entitled to vote in an election of directors, voting as a single class; and	☐	☐	☐
2h. to authorize all other changes in connection with the replacement of the NGA Existing Charter with the Embark Technology Charter in connection with the consummation of the Business Combination (a copy of which is attached to the proxy statement/prospectus as Annex C), including (1) changing the corporate name from "Northern Genesis Acquisition Corp. II" to "Embark Technology, Inc.," (2) making Embark Technology's corporate existence perpetual, (3) electing not to be governed by Section 203 of the DGCL following the Trigger Date and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Embark Founders and their permitted transferees will not be deemed to be "interested stockholders," regardless of the percentage of their voting stock and are therefore not be subject to such restrictions; provided that, prior to the Trigger Date, Section 203 of the DGCL shall govern such transactions, and (4) removing certain provisions related to NGA's status as a blank check company that will no longer be applicable upon consummation of the Business Combination and certain other changes that the NGA Board deems appropriate for a public operating company, all of which the NGA Board believes are necessary to adequately address the needs of Embark Technology after the Business Combination.	☐	☐	☐
4. **The Stock Issuance Proposal** — to consider and vote upon a proposal to approve for purposes of complying with the applicable provisions of NYSE Listed Company Manual Rule 312.03, the issuance of (a) Embark Technology Class A Common Stock to the PIPE Investors, including the FPA PIPE Investors, pursuant to the PIPE Financing and (b) Embark Technology Class A Common Stock and Embark Technology Class B Common Stock to the Embark Stockholders pursuant to the Merger Agreement	☐	☐	☐
5. **The Incentive Award Plan Proposal** — to consider and vote upon a proposal to approve and adopt the Embark Technology 2021 Plan, a copy of which is attached to the proxy statement/prospectus as Annex E	☐	☐	☐
6. **The ESPP Proposal** — to consider and vote upon a proposal to approve and adopt the Embark Technology 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex F	☐	☐	☐
7. **The Adjournment Proposal** — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The [TBD] is/are available at www.proxyvote.com. D61224-TBD NORTHERN GENESIS ACQUISITION CORP. II Special Meeting of Stockholders [TBD] This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Ian Robertson and Ken Manget, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Genesis Acquisition Corp. II that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], via live webcast at www.virtualshareholdermeeting.com/NGAB2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side